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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                         -----------------------------------


                                      FORM 11-K


        [X]           ANNUAL REPORT OF EMPLOYEE STOCK PURCHASE,
                      SAVINGS AND SIMILAR PLANS PURSUANT TO
                      SECTION 15(d) OF THE SECURITIES EXCHANGE
                                     ACT OF 1934


                         ------------------------------------

                        For the Fiscal Year Ended May 31, 1996

                         Commission file number:     0-25442
                                                     -------


                             WILMINGTON TRUST CORPORATION
               (Exact name of registrant as specified in its charter)

               Delaware                                     51-0328154
         -----------------                              -----------------
          (State or other                               (I.R.S. Employer
          jurisdiction of                               Identification
          incorporation                                     Number)
          or organization)


                                 Rodney Square North
                               1100 North Market Street
                           Wilmington, Delaware 19890-0001
                           -------------------------------
                       (Address of Principal Executive Offices)


                          1991 Employee Stock Purchase Plan
                                (Full title of plan)
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     1.       The 1991  Employee Stock Purchase Plan  affords staff members  the opportunity to acquire shares of Wilmington Trust Corporation's stock.

     2.               a.       The financial statements required to be filed for
                               the  1991  Employee  Stock   Purchase  Plan   are
                               attached hereto as Exhibit 99.1.

                      b. The written consent of accountants with respect to the financial statements for the 1991 Employee Stock Purchase Plan is attached hereto as Exhibit 99.2.
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                                      SIGNATURE
                                      ---------


              Pursuant to the requirements of the Securities Exchange Act of 1934, the following individuals, who administer the 1991 Employee Stock Purchase Plan, have signed this Form 11-K as of August 9, 1996.




                                       /s/ William J. Farrell, II  (SEAL)
                                       ----------------------------
                                       William J. Farrell, II
                                       Chairman of 1991 Employee Stock
                                       Purchase Plan Committee



                                       /s/ Elisabeth A. Blair      (SEAL)
                                       ----------------------------
                                       Elisabeth A. Blair,
                                       Member of 1991 Employee Stock
                                       Purchase Plan Committee



                                       /s/ Howard K. Cohen         (SEAL)
                                       ----------------------------
                                       Howard K. Cohen,
                                       Member of 1991 Employee Stock
                                       Purchase Plan Committee



                                       /s/ Joseph M. Jacobs, Jr.   (SEAL)
                                       ----------------------------
                                       Joseph M. Jacobs, Jr.,
                                       Member of 1991 Employee Stock
                                       Purchase Plan Committee













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                                    EXHIBIT INDEX
                                    -------------



     Exhibit Number            Exhibit
     -------------             -------


        99.1                   Financial statements

        99.2                   Consent of independent auditor









































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